Exhibit 99.1

Select Energy Services Reports Third Quarter 2021 Financial Results And Operational Updates

Revenue of $205 million generated during the third quarter of 2021, up 27% sequentially from the second quarter of 2021

As previously announced, closed on the acquisition of Complete Energy Services, Inc. ("Complete"), the water solutions subsidiary of Superior Energy Services, Inc. ("Superior"), and UltRecovery Corporation ("UltRecovery"), a provider of sustainable production enhancement applications focused on existing conventional and unconventional oil and gas wells

As previously announced, subsequent to the end of third quarter, closed on the acquisition of Agua Libre Midstream, LLC ("Agua Libre") and other water-related assets from Basic Energy Services, Inc. ("Basic")

Recently awarded three year take-or-pay contract for produced water recycling facility in the Rockies for a major integrated oil and gas company, set to be completed during the first quarter of 2022

HOUSTON, Nov. 2, 2021 /PRNewswire/ -- Select Energy Services, Inc. (NYSE: WTTR) ("Select" or the "Company"), a leading provider of sustainable water and chemical solutions to the U.S. unconventional oil and gas industry, today announced results for the quarter ended September 30, 2021.

Revenue for the third quarter of 2021 was $204.6 million as compared to $161.1 million in the second quarter of 2021 and $101.2 million in the third quarter of 2020. Net loss for the third quarter of 2021 was $14.2 million as compared to a net loss of $19.6 million in the second quarter of 2021 and a net loss of $36.3 million in the third quarter of 2020.

John Schmitz, Chairman of the Board, President and CEO, stated, "During the third quarter, we continued to execute on our strategy of improving and bolstering our base business, advancing our technology, ESG and diversification efforts, and executing on strategic M&A. We generated meaningful revenue growth in the business during the third quarter, with 27% consolidated sequential revenue growth. Additionally, Adjusted EBITDA doubled quarter over quarter to $15.1 million, supported by both our base business and the Complete acquisition. Setting aside the growth contributions of our recent M&A activity, our base business grew revenue sequentially by 9%, generating incremental margins of more than 30% during the third quarter. This continued growth was driven by a combination of modest activity increases and, more importantly, continued pricing improvements. Additionally, we saw good momentum throughout the quarter, with September representing our strongest month of the year to date. With the current commodity price backdrop, we are confident in our ability to continue to grow the base business, meaningfully improve our pricing and capture market share heading into 2022.

"Looking beyond the macro-driven tailwinds towards additional ways we can support our business, we continue to make investments to support our technology, ESG initiatives and diversification efforts. Continued investment in our automation, data analytics, emissions reduction and FluidMatch™ solutions will be critical to providing our customers with lower costs and improved performance. To that end, I'm pleased to announce the addition of Suzi Colbert to our leadership team as Select's Chief Technology Officer. Suzi brings over 20 years of experience in a number of technology and financial operations leadership positions at Marathon, BP, Noble Corporation and Anadarko. Suzi will oversee the integration and development of our R&D, operational technology and IT efforts across the organization to ensure that we continue to advance and grow our position as a technology leader in the sector.

"I am also excited about the execution on our infrastructure and recycling strategies during the third quarter. We completed the expansion of our largest recycling facility, located in Martin County, Texas, during the third quarter, and completed construction of our three newest Permian Basin recycling facilities in late September. Additionally, Select was recently awarded a three year take-or-pay contract to build, own and operate a produced water recycling facility for a major integrated oil and gas company in the Rockies region. These recycling opportunities will be critical to achieving our ESG goals and those of our customers by facilitating both decreased fresh water usage and reduced waste disposal.

"On the M&A front, we have continued to be quite active in the marketplace with the recent acquisitions of Complete, Agua Libre and UltRecovery. Complete has already made notable contributions to our business and financial results, while we believe Agua Libre, which closed on October 1st, should add an incremental $70–80 million of current run-rate annualized revenue and $6-8 million of current run-rate annualized Adjusted EBITDA, with meaningful room for operational improvements, development and growth.

"Operationally, with Agua Libre we've acquired a solid production services presence in Texas, New Mexico, Oklahoma and North Dakota, as well as more than 550,000 barrels per day of permitted disposal capacity. When combined with our existing assets, including Complete, our company-wide permitted daily disposal capacity has increased to approximately two million barrels per day. Additionally, more than half of Agua Libre's current produced water volumes are delivered via pipelines, supported by a number of long-term contracts. Ultimately, we believe these assets are well-positioned for subsequent sustainable development opportunities such as recycling and reuse solutions. Importantly, with nearly 100% of Agua Libre's revenue coming from production-related services and infrastructure, we have continued to add further revenue stability to our base business. Combined, the Complete and Agua Libre transactions have increased our production-related revenue from approximately 10% of our total revenue during the first half of 2021 to approximately 25% on a pro forma basis."

"Ultimately, I am excited about our recent M&A execution, our technology strategy, our recycling projects and our other sustainability-focused investments. I firmly believe the market needs continued consolidation and we are well positioned to execute on additional opportunities ahead. With growing activity, strong commodity prices and improved operational and financial performance, the future remains bright," concluded Schmitz.

Consolidated Financial Information

For the third quarter of 2021, revenue was $204.6 million, net loss was $14.2 million and gross profit was $9.0 million, as compared to a gross loss of $1.6 million in the second quarter of 2021 and a gross loss of $16.9 million in the third quarter of 2020. Total gross margin was 4.4% in the third quarter of 2021 as compared to (1.0)% in the second quarter of 2021 and (16.7)% in the third quarter of 2020. Gross margin before depreciation and amortization ("D&A") for the third quarter of 2021 was 15.6% as compared to 12.0% for the second quarter of 2021 and 6.9% for the third quarter of 2020.

SG&A during the third quarter of 2021 was $22.0 million as compared to $15.9 million during the second quarter of 2021 and $16.0 million during the third quarter of 2020. SG&A during the third quarter of 2021 was impacted by non-recurring transaction costs, of which approximately $2.4 million related to SG&A, and a $2.4 million increase related to incremental overhead costs added from the Complete acquisition.

Adjusted EBITDA was $15.1 million in the third quarter of 2021 as compared to $7.6 million in the second quarter of 2021 and ($4.7) million in the third quarter of 2020. Select's consolidated Adjusted EBITDA during the third quarter of 2021 includes $5.5 million of non-recurring or non-cash adjustments, including $2.7 million of non-recurring transaction costs, $0.2 million of non-cash losses on asset sales, $0.2 million in lease abandonment costs, and $0.1 million in other adjustments. Non-cash compensation expense accounted for an additional $2.3 million adjustment. Please refer to the end of this release for reconciliations of gross profit (loss) before D&A (non-GAAP measure) to gross profit (loss) and of Adjusted EBITDA (non-GAAP measure) to net income (loss).

Business Segment Information

The Water Services segment generated revenues of $112.5 million in the third quarter of 2021 as compared to $76.7 million in the second quarter of 2021 and $54.5 million in the third quarter of 2020. Gross margin before D&A for Water Services was 15.8% in the third quarter of 2021 as compared to 7.7% in the second quarter of 2021 and 3.0% in the third quarter of 2020. Revenues improved 46.7% sequentially, driven primarily by incremental contributions from the Complete acquisition, though the legacy Select base business had strong revenue growth of approximately 11% as well. Additionally, the segment experienced very strong margin expansion, with margins more than doubling, driven by 54% incremental margins in the base business. Looking at the fourth quarter, the Company expects to see low double-digit to mid-teen percentage revenue growth with modest improvements to gross margins before D&A , supported by continued pricing improvements and incremental contributions from the production services operations recently acquired from Basic.

The Water Infrastructure segment generated revenues of $36.8 million in the third quarter of 2021 as compared to $33.3 million in the second quarter of 2021 and $16.2 million in the third quarter of 2020. Gross margin before D&A for Water Infrastructure was 22.5% in the third quarter of 2021 as compared to 21.3% in the second quarter of 2021 and 20.7% in the third quarter of 2020. Revenues improved 10.4% sequentially while capturing 35% incremental margins, driven primarily by contributions from the Complete acquisition and the Permian pipelines. The previously anticipated recovery in Bakken pipeline activity has largely pushed into early 2022 with modifications to customer schedules. For the fourth quarter, the Company anticipates the combination of contributions from Agua Libre and the recently completed recycling projects will result in high single-digit to low double-digit percentage revenue growth, with gross margins before D&A in the low- to mid-20 percent range.

The Oilfield Chemicals segment generated revenues of $55.4 million in the third quarter of 2021 as compared to $51.1 million in the second quarter of 2021 and $30.6 million in the third quarter of 2020. Gross margin before D&A for Oilfield Chemicals was 10.5% in the third quarter of 2021 as compared to 12.5% in the second quarter of 2021 and 6.6% in the third quarter of 2020. Revenues improved 8.3% sequentially, though margins were impacted by continued raw materials pricing challenges as well as costs associated with the reactivation of the Tyler facility. The Company anticipates low- to mid-teen percentage sequential revenue growth in this segment during the fourth quarter. With supply chain disruptions beginning to normalize and the Tyler facility back up and running, gross margins before D&A are expected to improve back towards the levels seen during the second quarter of 2021.

Cash Flow and Capital Expenditures

Cash flow from operations for the third quarter of 2021 was ($2.5) million as compared to ($7.6) million in the second quarter of 2021 and $17.1 million in the third quarter of 2020. Capital expenditures for the third quarter of 2021 were $15.1 million, net of ordinary course asset sales during the quarter of $1.4 million. Cash flow from operations less capital expenditures, net of asset sales, was ($17.6) million during the third quarter of 2021. Additionally, cash flow used in investing activities included approximately $14.2 million for the Company's acquisition of Complete, $2.5 million for the Company's acquisition of UltRecovery, and $2.0 million for the escrow deposit required by the stalking horse asset purchase agreement relating to the acquisition of Agua Libre and other water-related assets from Basic.

Balance Sheet and Capital Structure

Total cash and cash equivalents were $107.4 million as of September 30, 2021 as compared to $169.0 million as of December 31, 2020.

The Company had no borrowings outstanding under its revolving credit facility as of September 30, 2021 and December 31, 2020. As of September 30, 2021 and December 31, 2020, the borrowing base under the revolving credit facility was $140.4 million and $96.4 million, respectively. The Company had available borrowing capacity under its revolving credit facility as of September 30, 2021 and December 31, 2020, of approximately $124.8 million and $80.8 million, respectively, after giving effect to $15.6 million of outstanding letters of credit as of both September 30, 2021 and December 31, 2020.

Total liquidity was $232.2 million as of September 30, 2021, as compared to $249.8 million as of December 31, 2020. The Company had 88,596,736 weighted average Class A shares outstanding and 16,221,101 weighted average Class B shares outstanding during the third quarter of 2021.

Complete Energy Services Acquisition

On July 9, 2021, Select closed on the acquisition of Complete, an operating subsidiary of Superior. Select acquired substantially all of the water-related assets, liabilities and ongoing operations of the business, including working capital. Superior retained certain non-core and non-water-related assets that were part of Complete as part of the transaction. In consideration, Select issued 3.6 million shares of Class A common stock and paid $14.2 million in cash, subject to standard post-closing adjustments, to Superior to close the transaction.

Complete is a leading provider of production- and completion-related water solutions, including produced water gathering and disposal solutions, fluids handling, water transfer, flowback and well testing, water heating and containment solutions across the U.S., including the Permian, Mid-Continent, DJ and Powder River Basins, and the Marcellus and Utica Shales.

UltRecovery Acquisition

On August 2, 2021, Select acquired substantially all of the assets of UltRecovery, a provider of sustainable production enhancement applications focused on existing conventional and unconventional oil and gas wells. In consideration, Select paid $2.5 million at closing, and the selling shareholders may earn contingent consideration in the form of an earn-out. The estimated liability of the earn-out is $1.1 million and the maximum earn-out is $1.6 million, dependent on revenue generated in the first and second 12-month periods following the acquisition, beginning on October 1, 2021.

Acquisition of Agua Libre Midstream and Other Water Related Assets from Basic

Subsequent to the end of the third quarter, on October 1, 2021, Select closed on the acquisition of substantially all of the assets of Agua Libre and certain water-related assets and operations of Basic and assumed liabilities in connection therewith, in each case pursuant to the terms of the stalking horse asset purchase agreement previously entered into with Basic and Agua Libre and as approved by the U.S. Bankruptcy Court for the Southern District of Texas on September 23, 2021 pursuant to Section 363 of the U.S. Bankruptcy Code. As consideration for the acquisition, Select issued 902,593 shares of Class A common stock and paid $14.5 million in cash to Basic to close the transaction, subject to standard post-closing adjustments, and assumed certain liabilities.

Agua Libre is a leading provider of water midstream, logistics and production services to the oil and gas industry, including operations in Texas, New Mexico, Oklahoma and North Dakota.

Produced Water Recycling Facility in the DJ Basin for Major Integrated Oil and Gas Company

Select was recently awarded a contract to build, own and operate a produced water recycling facility for a major international integrated oil and gas company in the DJ Basin. The project is being supported by a three year take-or-pay contract. The Company commenced construction on this fixed infrastructure produced water recycling facility during the third quarter of 2021. This facility will support the recycling of up to 15,000 barrels of water per day with the ability to upgrade to 30,000 barrels per day. This facility will be connected via pipeline to an existing saltwater disposal well owned and operated by Select. The Company expects this facility to begin temporary operations in the fourth quarter of 2021 and to be completed by the end of the first quarter of 2022.

Conference Call

Select has scheduled a conference call on Wednesday, November 3, 2021 at 11:00 a.m. Eastern time / 10:00 a.m. Central time. Please dial 201-389-0872 and ask for the Select Energy Services call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address http://investors.selectenergyservices.com/events-and-presentations. A telephonic replay of the conference call will be available through November 17, 2021 and may be accessed by calling 201-612-7415 using passcode 13724040#. A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Energy Services, Inc.

Select Energy Services, Inc. and its consolidated subsidiaries (collectively referred to as "Select" or the "Company") is a leading provider of sustainable water and chemical solutions to the oil and gas industry. Select develops, manufactures and delivers a full suite of chemical products for use in oil and gas well completion and production operations as well as integration into the full water life-cycle. These solutions are supported by the Company's critical water infrastructure assets and water treatment and recycling capabilities. As a leader in sustainable water and chemical solutions, Select places the utmost importance on safe, environmentally responsible management of oilfield water throughout the lifecycle of a well. Additionally, Select believes that responsibly managing water resources throughout its operations to help conserve and protect the environment is paramount to the continued success of the Company. For more information, please visit Select's website, http://www.selectenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as "could," "believe," "anticipate," "expect," "project," "will," "estimate" and other similar expressions. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Factors that could materially impact such forward-looking statements include, but are not limited to: the severity and duration of world health events, including the COVID-19 pandemic, related economic repercussions and the resulting severe disruption in the oil and gas industry and impact on demand for oil and gas, which has negatively impacted our business; actions by the members of OPEC+ with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with supply limitations; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; the level of capital spending and access to capital markets by oil and gas companies, trends and volatility in oil and gas prices, and our ability to manage through such volatility; and other factors discussed or referenced in the "Risk Factors" section of our most recent Annual Report on Form 10-K, our subsequently filed Quarterly Reports on Form 10-Q and those set forth from time to time in our other filings with the SEC. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

Contacts:	Select Energy Services
Chris George - VP, Investor Relations & Treasurer
(713) 296-1073
IR@selectenergyservices.com

Dennard Lascar Investor Relations
Ken Dennard / Lisa Elliott
713-529-6600
WTTR@dennardlascar.com

WTTR-ER

SELECT ENERGY SERVICES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Revenue
Water Services	$112,474	$54,516	$253,348	$259,834
Water Infrastructure	36,787	16,165	107,916	89,227
Oilfield Chemicals	55,372	30,561	148,228	122,705
Total revenue	204,633	101,242	509,492	471,766
Costs of revenue
Water Services	94,667	52,861	227,736	235,989
Water Infrastructure	28,494	12,816	81,130	74,500
Oilfield Chemicals	49,583	28,558	132,103	110,996
Other	—	30	—	37
Depreciation and amortization	22,904	23,877	65,572	75,567
Total costs of revenue	195,648	118,142	506,541	497,089
Gross profit (loss)	8,985	(16,900)	2,951	(25,323)
Operating expenses
Selling, general and administrative	22,044	15,955	57,828	58,902
Depreciation and amortization	562	685	1,835	2,204
Impairment of goodwill and trademark	—	—	—	276,016
Impairment and abandonment of property and equipment	—	—	—	7,910
Lease abandonment costs	154	672	480	2,493
Total operating expenses	22,760	17,312	60,143	347,525
Loss from operations	(13,775)	(34,212)	(57,192)	(372,848)
Other (expense) income
Gain (loss) on sales of property and equipment and divestitures, net	315	891	(1,921)	(1,727)
Interest expense, net	(419)	(789)	(1,254)	(1,633)
Foreign currency (loss) gain, net	(6)	13	1	(6)
Other expense, net	(222)	(2,364)	(956)	(4,805)
Loss before income tax benefit	(14,107)	(36,461)	(61,322)	(381,019)
Income tax benefit	32	201	211	495
Equity in losses of unconsolidated entities	(129)	—	(129)	—
Net loss	(14,204)	(36,260)	(61,240)	(380,524)
Less: net loss attributable to noncontrolling interests	2,160	5,719	9,522	59,823
Net loss attributable to Select Energy Services, Inc.	$(12,044)	$(30,541)	$(51,718)	$(320,701)

Net loss per share attributable to common stockholders:
Class A—Basic	$(0.14)	$(0.36)	$(0.60)	$(3.76)
Class B—Basic	$—	$—	$—	$—

Net loss per share attributable to common stockholders:
Class A—Diluted	$(0.14)	$(0.36)	$(0.60)	$(3.76)
Class B—Diluted	$—	$—	$—	$—

SELECT ENERGY SERVICES, INC. CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands, except share data)

	September 30, 2021	December 31, 2020
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$107,413	$169,039
Accounts receivable trade, net of allowance for credit losses of $6,065 and $9,157, respectively	185,693	129,392
Accounts receivable, related parties	131	69
Inventories	37,967	33,384
Prepaid expenses and other current assets	25,052	19,621
Total current assets	356,256	351,505
Property and equipment	892,872	878,902
Accumulated depreciation	(549,725)	(528,537)
Total property and equipment, net	343,147	350,365
Right-of-use assets, net	47,806	52,331
Other intangible assets, net	111,192	116,079
Other long-term assets, net	9,731	5,079
Total assets	$868,132	$875,359
Liabilities and Equity
Current liabilities
Accounts payable	$26,655	$12,995
Accrued accounts payable	34,663	21,359
Accounts payable and accrued expenses, related parties	1,478	519
Accrued salaries and benefits	12,987	16,279
Accrued insurance	9,881	9,788
Sales tax payable	1,662	1,415
Accrued expenses and other current liabilities	10,571	12,077
Current operating lease liabilities	14,153	14,019
Current portion of finance lease obligations	190	307
Total current liabilities	112,240	88,758
Long-term operating lease liabilities	54,143	60,984
Other long-term liabilities	32,788	19,735
Total liabilities	199,171	169,477
Commitments and contingencies
Class A common stock, $0.01 par value; 350,000,000 shares authorized and 92,056,219 shares issued and outstanding as of September 30, 2021; 350,000,000 shares authorized and 86,812,647 shares issued and outstanding as of December 31, 2020	921	868
Class A-2 common stock, $0.01 par value; 40,000,000 shares authorized; no shares issued or outstanding as of September 30, 2021 and December 31, 2020	—	—
Class B common stock, $0.01 par value; 150,000,000 shares authorized and 16,221,101 shares issued and outstanding as of September 30, 2021 and December 31, 2020	162	162
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued and outstanding as of September 30, 2021 and December 31, 2020	—	—
Additional paid-in capital	935,742	909,278
Accumulated deficit	(368,965)	(317,247)
Total stockholders' equity	567,860	593,061
Noncontrolling interests	101,101	112,821
Total equity	668,961	705,882
Total liabilities and equity	$868,132	$875,359

SELECT ENERGY SERVICES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (in thousands)

	Nine months ended September 30,
	2021	2020
Cash flows from operating activities
Net loss	$(61,240)	$(380,524)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	67,407	77,771
Net loss on disposal of property and equipment and divestitures	1,921	1,316
Equity in losses of unconsolidated entities	129	—
Bad debt (recovery) expense	(651)	6,108
Amortization of debt issuance costs	516	516
Inventory write-downs	139	787
Equity-based compensation	6,248	4,058
Impairment of goodwill and trademark	—	276,016
Impairment and abandonment of property and equipment	—	7,910
Loss on divestitures	—	411
Unrealized loss (gain) on short-term investment	1,406	(189)
Other operating items, net	(309)	347
Changes in operating assets and liabilities
Accounts receivable	(32,509)	171,700
Prepaid expenses and other assets	(10,284)	11,761
Accounts payable and accrued liabilities	13,331	(58,160)
Net cash (used in) provided by operating activities	(13,896)	119,828
Cash flows from investing activities
Proceeds received from divestitures	—	197
Purchase of property and equipment	(29,925)	(19,100)
Investment in note receivable	(1,101)	—
Purchase of equity method investments	(2,200)	—
Distribution from cost method investment	120	—
Acquisitions, net of cash received	(18,644)	—
Proceeds received from sales of property and equipment	6,491	15,854
Net cash used in investing activities	(45,259)	(3,049)
Cash flows from financing activities
Payments of finance lease obligations	(238)	(189)
Proceeds from share issuance	43	59
(Distributions to) contributions from noncontrolling interests	(1,074)	383
Repurchase of common stock	(1,206)	(10,876)
Net cash used in financing activities	(2,475)	(10,623)
Effect of exchange rate changes on cash	4	14
Net (decrease) increase in cash and cash equivalents	(61,626)	106,170
Cash and cash equivalents, beginning of period	169,039	79,268
Cash and cash equivalents, end of period	$107,413	$185,438

Comparison of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, gross profit before depreciation and amortization (D&A) and gross margin before D&A are not financial measures presented in accordance with GAAP. We define EBITDA as net income (loss), plus interest expense, income taxes and depreciation and amortization. We define Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment charges or asset write-offs pursuant to accounting principles generally accepted in the U.S. ("GAAP"), plus non-cash losses on the sale of assets or subsidiaries, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures, plus/(minus) foreign currency losses/(gains) and plus/(minus) losses/(gains) on unconsolidated entities. We define gross profit before D&A as revenue less cost of revenue, excluding cost of sales D&A expense. We define gross margin before D&A as gross profit before D&A divided by revenue. EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and non-recurring items outside the control of our management team. We present EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

Net income (loss) is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Gross profit (loss) is the GAAP measure most directly comparable to gross profit before D&A. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA or gross profit before D&A in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA and gross profit before D&A may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. For further discussion, please see "Item 6. Selected Financial Data" in our Annual Report on Form 10-K for the year ended December 31, 2020.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to our net loss, which is the most directly comparable GAAP measure for the periods presented:

	Three months ended,
(unaudited) (in thousands)	September 30, 2021	June 30, 2021	September 30, 2020
Net loss	$(14,204)	$(19,615)	$(36,260)
Interest expense, net	419	400	789
Income tax expense (benefit)	(32)	84	(201)
Depreciation and amortization	23,466	21,642	24,562
EBITDA	9,649	2,511	(11,110)
Non-cash compensation expenses	2,302	2,524	2,242
Non-cash loss on sale of assets or subsidiaries	189	2,150	1,400
Non-recurring transaction costs	2,709	149	527
Lease abandonment costs	154	222	672
Other non-recurring charges	—	—	1,622
Equity in losses of unconsolidated entities	129	—	—
Foreign currency loss (gain), net	6	(4)	(13)
Adjusted EBITDA	$15,138	$7,552	$(4,660)

The following table presents a reconciliation of gross profit before D&A to total gross loss, which is the most directly comparable GAAP measure, and a calculation of gross margin before D&A for the periods presented:

	Three months ended,
(unaudited) (in thousands)	September 30, 2021	June 30, 2021	September 30, 2020
Gross profit (loss) by segment
Water services	$4,109	$(6,432)	$(13,233)
Water infrastructure	1,433	643	(3,207)
Oilfield chemicals	3,443	4,152	(430)
Other	—	—	(30)
As reported gross profit (loss)	8,985	(1,637)	(16,900)

Plus depreciation and amortization
Water services	13,698	12,338	14,888
Water infrastructure	6,860	6,446	6,556
Oilfield chemicals	2,346	2,234	2,433
Other	—	—	—
Total depreciation and amortization	22,904	21,018	23,877

Gross profit before D&A	$31,889	$19,381	$6,977

Gross profit (loss) before D&A by segment
Water services	17,807	5,906	1,655
Water infrastructure	8,293	7,089	3,349
Oilfield chemicals	5,789	6,386	2,003
Other	—	—	(30)
Total gross profit before D&A	$31,889	$19,381	$6,977

Gross margin before D&A by segment
Water services	15.8%	7.7%	3.0%
Water infrastructure	22.5%	21.3%	20.7%
Oilfield chemicals	10.5%	12.5%	6.6%
Other	n/a	n/a	n/a
Total gross margin before D&A	15.6%	12.0%	6.9%